EXHIBIT 5.1


                    [Letterhead of]

                   JOHNSON & JOHNSON


                                       October 15, 1997


Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933


         Re: Registration Statement on Form S-8
Johnson & Johnson/Biosense, Inc. 1996 Stock Option Plan
Johnson & Johnson/Biosense (Israel) Ltd. 1995 Stock Option Plan


Ladies and Gentlemen:

I am Assistant General Counsel and Assistant Secretary of Johnson & Johnson, a New Jersey corporation (the
"Company"), and I have acted as counsel for the Company in connection with the registration statement under the Securities Act of 1933, as amended, of shares of Common
Stock (the "Common Stock"), par value $1.00 per share, of the Company to be issued pursuant to the Johnson &
Johnson/Biosense Inc. 1996 Stock Option Plan or the
Johnson & Johnson/Biosense (Israel) Ltd. 1995 Stock
Option Plan (collectively, the "Plans").

I have received the Company's Restated Certificate of Incorporation, and By-Laws and such other corporate records of the Company and documents and certificates of public officials and others as I have deemed necessary as a basis for the opinion hereinafter expressed.

Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the shares of Common Stock, when issued and delivered in accordance with the terms of the options issued under the Plans, will be duly authorized, validly issued, fully paid and nonassessable.

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I hereby consent to the filing of this opinion as an
Exhibit to such Registration Statement.


                           Very truly yours,


                           By:  /s/ Philip P. Crowley
                               ----------------------
                               Philip P. Crowley